Exhibit 99.1

Hill International, Inc. John P. Paolin Vice President of Marketing and Corporate Communications (856) 810-6210 johnpaolin@hillintl.com	The Equity Group Inc. Devin Sullivan Senior Vice President (212) 836-9608 dsullivan@equityny.com

FOR IMMEDIATE RELEASE

Hill International Reports Record Fourth

Quarter and Full Year 2007 Financial Results

Marlton, NJ – March 19, 2008 – Hill International (NYSE:HIL), the global leader in managing construction risk, announced today record financial results for the fourth quarter and fiscal year ended December 31, 2007 (see attached tables). Highlights of Hill’s financial performance are as follows:

•

Consulting fee revenue for the fourth quarter grew to $58.7 million, an increase of 37.7% from the fourth quarter of 2006. Consulting fee revenue for the full year grew to $203.1 million, an increase of 56.3% over 2006.

•

Total revenue for the fourth quarter of 2007 rose to $86.3 million, an increase of 28.2% over the fourth quarter of 2006. Total revenue for the full year jumped to $290.3 million, an increase of 47.0% over 2006.

•

Operating profit for the fourth quarter improved to $5.0 million, an increase of 47.3% from the prior year’s quarter. Operating profit for the full year improved to $17.6 million, an increase of 54.9% over 2006.

•	EBITDA for the fourth quarter of 2007 grew to $5.8 million, an increase of 28.5% from the fourth quarter of 2006. EBITDA for the full year grew to $21.1 million, an increase of 57.3% over 2006.

•

Net earnings in the fourth quarter grew to $5.1 million (or $0.14 per diluted share based on 35.9 million diluted shares outstanding) from $2.7 million (or $0.11 per diluted share based on 25.2 million diluted shares outstanding) in the fourth quarter of 2006, an increase of 88.8%. Net earnings for 2007 grew to $14.1 million (or $0.45 per diluted share based on 31.4 million diluted shares outstanding) from $8.6 million (or $0.46 per diluted share based on 18.5 million diluted shares outstanding) for 2006, an increase of 64.8%.

•

Total backlog at the end of 2007 increased to $416 million from $380 million at September 30, 2007 and from $247 million at the end of 2006. Twelve-month backlog at the end of 2007 grew to $196 million from $179 million at September 30, 2007 and from $129 million at the end of 2006.

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March 19, 2008

“We are extremely pleased with our excellent financial performance in the fourth quarter and for the entire year of 2007, having achieved record revenue, record profits and record backlog,” said Irvin E. Richter, Hill’s Chairman and Chief Executive Officer. “We intend to build on this success in 2008 and beyond through continued strong organic growth, particularly overseas, and through strategic acquisitions,” Richter added.

Fourth Quarter 2007 Results

Total revenue for the fourth quarter of 2007 increased 28.2% to $86.3 million from $67.3 million for the fourth quarter of 2006. Consulting fee revenue for the fourth quarter of 2007 increased 37.7% to $58.7 million from $42.6 million for the prior year quarter. During the fourth quarter of 2007, the growth in Hill’s consulting fee revenue was comprised of 28.1% organic growth and 9.6% acquisition growth.

Consulting fee revenue at Hill’s Project Management Group for the fourth quarter of 2007 increased 50.6% to $40.0 million from $26.5 million for the year earlier quarter. That percentage growth was comprised of 35.2% organic growth, primarily from the Middle East/North Africa region, and 15.4% growth from the acquisition of KJM & Associates, Ltd. (“KJM”) in May 2007.

Consulting fee revenue at Hill’s Construction Claims Group for the fourth quarter of 2007 rose 16.4% to $18.7 million from $16.1 million for the fourth quarter of 2006, entirely the result of organic growth worldwide.

Gross profit increased 39.8% to $28.2 million in the fourth quarter of 2007 from $20.2 million in the fourth quarter of 2006. Gross profit margin as a percentage of consulting fee revenue increased to 48.1% in the fourth quarter of 2007 from 47.4% in the same period last year due to a higher proportion of fourth quarter revenue from the Construction Claims Group, which has a higher gross profit margin than the Project Management Group.

Selling, general and administrative (“SG&A”) expenses grew 38.5% to $24.0 million in the fourth quarter of 2007 from $17.4 million in the same period of 2006. This increase was due primarily to the addition of SG&A expenses of KJM, amortization costs associated with the Knowles and KJM acquisitions and a continued build-up of corporate headquarters staff in connection with Hill’s recent and anticipated growth and as a result of Hill becoming a publicly-traded company in June 2006. SG&A as a percentage of consulting fee revenue was 40.9% during the fourth quarter of 2007, up slightly from 40.7% during the same period in 2006.

Operating profit in the fourth quarter of 2007 improved by 47.3% to $5.0 million (or 8.5% of consulting fee revenue) from $3.4 million (or 8.0% of consulting fee revenue) in the comparable prior-year period.

Income taxes decreased $0.7 million, or 83.8%, from $0.8 million in the fourth quarter 2006 to $0.1 million in the fourth quarter of 2007 even though taxable income increased $1.7 million, or 49.3%, from $3.4 million in the fourth quarter of 2006 to $5.2 million in the fourth quarter of 2007. We continue to realize a large portion of our pre-tax income from foreign jurisdictions which impose lower income tax rates, if any. We also realized a significant tax credit resulting from the reversal of a prior year’s uncertain tax position amounting to $0.6 million.

Net earnings in the fourth quarter of 2007 jumped by 88.8% to $5.1 million (or $0.14 per diluted common share based on approximately 35.9 million diluted common shares outstanding) from $2.7 million (or $0.11 per diluted common shared based on approximately 25.2 million diluted common shares outstanding) in the fourth quarter of 2006. The diluted earnings per share for 2007 were unfavorably impacted by a significant increase in diluted shares outstanding as a result of (i) warrants and options becoming more dilutive due to a significant increase in the market price of the Company’s common stock in late 2007 and (ii) the exercise of substantially all of the Company’s warrants in late 2007. The total cash proceeds generated from the exercise of the warrants was approximately $67.9 million most of which was received during the fourth quarter of 2007.

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March 19, 2008

EBITDA (earnings before interest, taxes, depreciation and amortization) for the fourth quarter of 2007 grew to $5.8 million, an increase of 28.5% from the fourth quarter of 2006. EBITDA is not a measure of financial performance under generally accepted accounting principles (“GAAP”). Management believes EBITDA, in addition to operating profit, net income and other GAAP measures, is a useful indicator of Hill’s financial and operating performance and its ability to generate cash flows from operations that are available for taxes and capital expenditures. Investors should recognize that EBITDA might not be comparable to similarly-titled measures of other companies. This measure should be considered in addition to, and not as a substitute for or superior to, any measure of performance prepared in accordance with GAAP. Reconciliations of EBITDA amounts to the most directly comparable GAAP measures for the three-month periods ended December 31, 2007 and December 30, 2006 are included in the financial information provided as part of this release.

Total backlog at December 31, 2007 was a record $416 million, up from $380 million at September 30, 2007 and from $247 million at the end of 2006. Twelve-month backlog at December 31, 2007 was a record $196 million, up from $179 million at September 30, 2007 and from $129 million at the end of 2006.

Hill’s balance sheet at December 31, 2007 reflected cash and cash equivalents of $66.1 million, working capital of $102.8 million, total debt of $3.3 million and stockholders’ equity of $128.4 million.

Full Year 2007 Results

Total revenue for the year ended December 31, 2007 increased 48.7% to $290.3 million from $197.5 million for the fiscal year ended December 30, 2006. Consulting fee revenue for 2007 increased 56.3% to $203.1 million from $130.0 million for 2006. During 2007, Hill’s consulting fee revenue growth was comprised of 30.6% organic growth primarily from the Middle East/North Africa region and 25.7% growth from acquisitions.

Consulting fee revenue at Hill’s Project Management Group for 2007 increased 39.6% to $135.0 million from $96.7 million for 2006. That percentage growth was comprised of 29.1% organic growth and 10.5% growth from the acquisition of KJM.

Consulting fee revenue at Hill’s Construction Claims Group for 2007 rose 104.6% to $68.2 million from $33.3 million for 2006. That percentage growth was comprised of 35.4% organic growth and 69.2% growth from the acquisition of James R. Knowles (Holdings) PLC (“Knowles”) in September 2006.

Gross profit increased 63.3% to $96.3 million in 2007 from $59.0 million in 2006. Gross profit margin as a percentage of consulting fee revenue increased to 47.4% in 2007 from 45.4% in 2006 due to a higher proportion of revenue from the Construction Claims Group (as a result of the Knowles acquisition) which has a higher gross profit margin than the Project Management Group.

SG&A expenses grew 66.2% to $80.9 million in 2007 from $48.7 million in 2006. This increase was due primarily to the inclusion of SG&A expenses of Knowles and KJM, amortization costs associated with the Knowles and KJM acquisitions and significantly higher corporate overhead costs as a result of Hill’s recent and anticipated growth and as a result of Hill becoming a publicly-traded company in June 2006. SG&A as a percentage of consulting fee revenue in 2007 was 39.8% as compared to 37.4% in 2006.

Operating profit in 2007 improved by 54.9% to $17.6 million (or 8.7% of consulting fee revenue) from $11.4 million (or 8.7% of consulting fee revenue) in 2006.

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March 19, 2008

Income taxes increased $0.3 million, or 10%, from $2.5 million in 2006 to $2.8 million in 2007 as taxable income increased $5.8 million, or 53%, from $11.1 million in 2006 to $16.9 million in 2007. We continue to realize a large portion of our pre-tax income from foreign jurisdictions which impose lower income tax rates, if any. We also realized a significant tax credit resulting from the reversal of a prior year’s uncertain tax position amounting to $0.6 million.

Net earnings in 2007 increased 64.8% to $14.1 million (or $0.45 per diluted common share based on approximately 31.4 million diluted common shares outstanding) from $8.6 million (or $0.46 per diluted common shared based on approximately 18.5 million diluted common shares outstanding) in 2006. The increase in shares outstanding for 2007 was primarily due to the November 2007 warrant redemption.

EBITDA for 2007 grew to $21.1 million, an increase of 57.3%, from $13.4 million in 2006. Reconciliations of EBITDA amounts to the most directly comparable GAAP measures for years ended December 31, 2007 and December 30, 2006 are included in the financial information provided as part of this release.

Achievement of 2007 Earnout

The Agreement and Plan of Merger, dated December 5, 2005, as amended, between Hill and Arpeggio Acquisition Corporation, provides for certain stockholders of Hill to receive up to an additional 6,600,000 shares of the combined company’s common stock, contingent upon the combined company attaining certain targets for earnings before interest and taxes (“EBIT”) over a four-year period. Hill’s EBIT for the fiscal year ended December 31, 2007 was $17.4 million and the target for the earnout for that year was $13.5 million. Therefore, the contingent shares for 2007 have been earned and an additional 2,300,000 shares of Hill’s common stock are expected to be issued during the second quarter of 2008.

Recent Acquisitions

On February 15, 2008, Hill acquired a 60% interest in Gerens Management Group, S.A., a leading Spanish-headquartered firm that provides project management services on major construction projects throughout Spain as well as in Western Europe and Latin America. The acquisition provided Hill with entry into important new geographic markets. The consideration paid by Hill amounted to €10.8 million ($15.8 million) in cash. In 2007, Gerens had unaudited total revenues of approximately €21.0 million ($30.6 million). At December 31, 2007, Gerens had total backlog of €27.3 million ($39.9 million).

On January 4, 2008, Hill acquired John Shreeves Holdings Ltd. and its operating subsidiary John Shreeves & Partners Ltd. (collectively “Shreeves”), a London-based firm that provides project management and cost consultancy services on private- and public-sector projects throughout the United Kingdom. Shreeves’ clients include some of the largest tenants, developers and public entities in the United Kingdom. For its last fiscal year, ended April 30, 2007, Shreeves had revenues of approximately £2.4 million ($4.9 million).

Listing on the NYSE

On February 22, 2008, Hill’s common stock began trading on the New York Stock Exchange under the ticker symbol HIL.

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March 19, 2008

Conference Call

David L. Richter, Hill’s President and Chief Operating Officer, and John Fanelli III, Hill’s Senior Vice President and Chief Financial Officer, will host a conference call on Thursday, March 20, 2008, at 11:00 am Eastern Time to discuss the financial results for the year ended December 31, 2007. Interested parties may participate in the call by dialing (888) 787-0460 (Domestic) or (706) 679-3200 (International) approximately 10 minutes before the call is scheduled to begin and ask to be connected to the Hill International conference call. The conference call will be broadcast live over the Internet. To listen to the live call, please go to the “Investor Relations” section of Hill’s website at www.hillintl.com, and click on “Financial Information,” and then “Presentations and Calls”. Please go to the website at least 15 minutes early to register, download and install any necessary audio software. If you are unable to participate in the live call, the conference call will be archived and can be accessed for approximately 90 days.

About Hill International

Hill International, with 1,800 employees in 70 offices worldwide, provides program management, project management, construction management, and construction claims services. Engineering News-Record magazine recently ranked Hill as the 10th largest construction management firm in the United States. For more information on Hill, please visit our website at www.hillintl.com.

Forward-Looking Statements

Any forward looking statements contained in the press release may fall within the definition of “forward-looking statements” under the Private Securities Litigation Reform Act of 1995. Any such statements are subject to risks and uncertainties, overall economic and market conditions, competitors’ and clients’ actions, and other conditions, which could cause actual results to differ materially from those anticipated, including those risks identified in Hill’s filings with the Securities and Exchange Commission. Accordingly, such statements should be considered in light of these risks. Any prediction by Hill is only a statement of management’s belief at the time the prediction is made. There can be no assurance that any prediction once made will continue thereafter to reflect management’s belief, and Hill does not undertake to update publicly its predictions, whether as a result of new information, future events or otherwise.

(HIL-G)

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March 19, 2008

HILL INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF EARNINGS

(In 000’s, Except Per Share Data)

(Unaudited)

	Three Months Ended		Year Ended
	December 31, 2007	December 30, 2006	December 31, 2007	December 30, 2006
Consulting fee revenue	$58,668	$42,609	$203,118	$129,987
Reimbursable expenses	27,603	24,707	87,205	67,485

Total revenue	86,271	67,316	290,323	197,472
Cost of services	30,438	22,411	106,824	71,022
Reimbursable expenses	27,603	24,707	87,205	67,485

Total direct expenses	58,041	47,118	194,029	138,507
Gross profit	28,230	20,198	96,294	58,965
Selling, general and administrative expenses	24,028	17,355	80,903	48,672
Equity in earnings of affiliates	(791)	(547)	(2,221)	(1,080)

Operating profit	4,993	3,390	17,612	11,373
Minority interest in (income) loss of subsidiaries	71	(64)	247	(53)
Interest (income) expense, net	(284)	(33)	433	312

Earnings before provision for income taxes	5,206	3,487	16,932	11,114
Provision for income taxes	129	798	2,788	2,534

Net earnings	$5,077	$2,689	$14,144	$8,580

Basic earnings per common share	$0.16	$0.12	$.53	$0.50

Basic weighted average common shares outstanding	32,274	22,299	26,720	17,240

Diluted earnings per common share	$0.14	$0.11	$.45	$0.46

Diluted weighted average common shares outstanding	35,874	25,170	31,387	18,489

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March 19, 2008

HILL INTERNATIONAL, INC. AND SUBSIDIARIES

Selected Segment Data

(Unaudited)

	Three Months Ended		Year Ended
	December 31, 2007	December 30, 2006	December 31, 2007	December 30, 2006
(in thousands)
Project Management
Consulting fee revenue	$39,966	$26,536	$134,968	$96,678
Total revenue	$64,440	$48,906	$208,563	$160,223
Gross profit	$17,118	$11,364	$58,005	$40,480
Gross profit as a percent of consulting fee revenue	42.8%	42.8%	43.0%	41.9%
Operating profit before equity in earnings of affiliates	$6,390	$4,861	$22,466	$17,204
Equity in earnings of affiliates	791	547	2,221	1,080

Operating profit	$7,181	$5,408	$24,687	$18,284
Operating profit as a percent of consulting fee revenue	18.0%	20.4%	18.3%	18.9%

Construction Claims
Consulting fee revenue	$18,702	$16,073	$68,150	$33,309
Total revenue	$21,831	$18,410	$81,760	$37,249
Gross profit	$11,112	$8,834	$38,289	$18,485
Gross profit as a percent of consulting fee revenue	59.4%	55.0%	56.2%	55.5%
Operating profit	$2,587	$973	$8,236	$2,854
Operating profit as a percent of consulting fee revenue	13.8%	6.1%	12.1%	8.6%

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March 19, 2008

HILL INTERNATIONAL, INC. AND SUBSIDIARIES

Selected Other Financial Data

(Unaudited)

	Three Months Ended		Year Ended
	December 31, 2007	December 30, 2006	December 31, 2007	December 30, 2006
(in thousands)
Consulting fee revenue	$58,668	$42,609	$203,118	$129,987
Total revenue	$86,271	$67,316	$290,323	$197,472
Gross profit	$28,230	$20,198	$96,294	$58,965
Gross profit as a percent of consulting fee revenue	48.1%	47.4%	47.4%	45.4%
Selling, general and administrative expenses (excluding corporate expenses)	$19,253	$14,364	$65,592	$38,907
Selling, general and administrative expenses (excluding corporate expenses) as a percent of consulting fee revenue	32.8%	33.7%	32.3%	29.9%
Corporate expenses	$4,775	$2,991	$15,311	$9,765
Corporate expenses as a percent of consulting fee revenue	8.1%	7.0%	7.5%	7.5%
Operating profit	$4,993	$3,390	$17,612	$11,373
Operating profit as a percent of consulting fee revenue	8.5%	8.0%	8.7%	8.7%
Effective income tax rate	2.5%	22.9%	16.5%	22.8%

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March 19, 2008

HILL INTERNATIONAL, INC. AND SUBSIDIARIES

Selected Balance Sheet Data

(Unaudited)

	December 31, 2007	December 30, 2006
(in thousands)
Cash and cash equivalents	$66,128	$11,219
Accounts receivable, net	$83,151	$61,159
Current assets	$162,428	$83,344
Total assets	$207,199	$118,993
Current liabilities	$59,647	$50,835
Total debt	$3,312	$11,287
Stockholders’ equity	$128,372	$46,036

EBITDA Reconciliation

(Unaudited)

A reconciliation of EBITDA to the most directly comparable GAAP measure in accordance with SEC Regulation S-K follows:

	Three Months Ended		Year Ended
	December 31, 2007	December 30, 2006	December 31, 2007	December 30, 2006
(in thousands)
Net earnings	$5,077	$2,689	$14,144	$8,580
Interest expense (income), net	(284)	33	433	312
Income taxes	129	798	2,788	2,534
Depreciation and amortization	871	987	3,740	1,995

EBITDA	$5,793	$4,507	$21,105	$13,421